Exhibit 99.1

CONTACT:     Investor Relations     (214) 792-4415

SOUTHWEST AIRLINES REPORTS SECOND QUARTER EARNINGS

DALLAS, TEXAS – July 24, 2008 – Southwest Airlines (NYSE:LUV) today reported its second quarter 2008 results.  Net income for second quarter 2008 was $321 million, or $.44 per diluted share, compared to $278 million, or $.36 per diluted share, for second quarter 2007.   Excluding special items, second quarter 2008 net income was $121 million, or $.16 per diluted share, compared to $195 million, or $.25 per diluted share, for second quarter 2007.  The second quarter 2008 results exceed First Call’s mean estimate of $.12 per diluted share.   Refer to the reconciliation in the accompanying tables for further information regarding special items.

Second Quarter 2008 Financial Highlights:
•	Record quarterly revenues of $2.9 billion, up 11.1 percent from second quarter 2007
•	Net income, excluding special items, of $121 million, down 37.9 percent
•	Net income per diluted share, excluding special items, of $.16, down 36 percent
•	Favorable cash settlements of $511 million from fuel contracts were reflected in net income, excluding special items

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated:  “With the weak domestic economy and unprecedented jet fuel prices, we are pleased to report our 69th consecutive quarter of profitability.  Although we have prepared ourselves well for today's challenging environment and are proud of our ability to sustain profitability, we cannot stand still.  We must continue to make the necessary adjustments to adapt to higher jet fuel prices and restore our profit margins.
"In addition to our major revenue initiatives underway, we continue to raise fares to avoid nickel and diming our Customers with added fees.  With new schedule planning tools and processes and fleet flexibility, we believe we are well-positioned to respond to a rapidly changing environment and have the flexibility to adjust our flight schedule, as necessary, to eliminate unproductive flying.  At present, we plan to grow our year-over-year available seat mile (ASM) capacity no more than four percent in 2008 to primarily meet Customer demand in developing markets, such as Denver.  Customers have responded exceptionally well to Southwest service in Denver.  As a consequence, we will grow to 115 daily departures to 32 markets in November.  We are evaluating our current fleet plans and may not grow our ASM capacity in 2009.
"As previously outlined, we have much work underway to grow revenues, and I am proud of the progress we are making.  Despite the tough economy and more difficult year-over-year comparisons caused by Easter falling in March this year (versus April last year), we reported record operating revenues of $2.9 billion for the second quarter 2008 and an operating revenue per available seat mile (RASM) year-over-year growth rate of 5.3 percent .  Based on revenue and booking trends so far this quarter, we are expecting strong yield growth but with lower load factors versus third quarter 2007.  Thus far, our RASM growth rate in July has surpassed our second quarter year-over-year increase.
“Although our revenue trends are strong, energy prices continue to soar.  Even with $511 million in favorable cash settlements from derivative contracts in the second quarter 2008, our economic fuel costs increased 35.2 percent to $2.19 per gallon.  Although better than we anticipated, the considerable year-over-year increase in fuel costs was by far the most significant driver of the 10.5 percent increase in our second quarter 2008 unit costs, excluding special items.  We have derivative contracts for approximately 80 percent of our third quarter 2008 estimated fuel consumption at an average crude-equivalent price of approximately $61 per barrel (compared to approximately 90 percent at approximately $51 per barrel for third quarter 2007).  Based on this derivative position and current market prices, we currently anticipate our third quarter 2008 economic fuel cost per gallon to be in the $2.50 range.
“The current market value of our fuel derivative contracts for third quarter 2008 through 2012 is approximately $4.3 billion as a result of the extraordinary increase in fuel prices this year.  In addition to our third quarter 2008 derivative contracts, we currently have derivative contracts for approximately 80 percent of our estimated fuel consumption for the fourth quarter 2008 at an average crude-equivalent price of approximately $58 per barrel; approximately 70 percent in 2009 at an average crude-equivalent price of $66 per barrel; approximately 40 percent in 2010 at an average crude-equivalent price of approximately $81 per barrel; and over 20 percent in 2011 and 2012 at an average crude-equivalent price of approximately $77 and $76 per barrel, respectively.
“Excluding fuel, second quarter 2008 unit costs increased 1.8 percent from a year ago, which was better than we anticipated.   Based on current trends, we expect our third quarter 2008 unit costs, excluding fuel and special items, to be in line with second quarter 2008’s 6.72 cents.
"Although we have enormous cost challenges, primarily due to persistently higher fuel costs, we believe we have equally large opportunities to improve our revenue production.  At the same time, we are enhancing our already strong brand and Customer Experience.  The responses to our Business Select product, new boarding method, and makeover of the gate areas have been overwhelmingly positive.  We are also making progress with our efforts to expand our network through codeshare arrangements and are excited about our recently announced plans to codeshare with WestJet to Canada by the end of 2009.
"While our Employees are working harder than ever to secure our future, they continue to deliver warm, caring, and friendly Southwest-style service.  Our People have incredible Warrior Spirits and huge hearts, which is why we lead the industry in Customer Satisfaction according to the American Customer Satisfaction Index and most recently captured The Reputation Institute's top ranking of the U.S. airlines by reputation.  Their efforts are remarkable, their results superb, and I and am very grateful to each of them.  Our People are, truly, the core strength of our Company."
 Southwest will discuss its second quarter 2008 results on a conference call at
12:30 p.m. Eastern Time today.  A live broadcast of the conference call will be available at southwest.com.

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Operating Results
Total operating revenues for second quarter 2008 increased 11.1 percent to $2.9 billion, compared to $2.6 billion for second quarter 2007.  Total second quarter 2008 operating expenses were $2.7 billion, compared to $2.3 billion in second quarter 2007.  Operating income for second quarter 2008 was $205 million compared to $328 million in second quarter 2007.  Excluding special items, operating income was $242 million in second quarter 2008 compared to $328 million last year.  Operating income, excluding special items, reflects fuel and oil expense of $857 million and $607 million for second quarter 2008 and 2007, respectively, which is based on the Company's true economic cost of fuel, including the benefit of cash settlements from derivative contracts of $511 million and $173 million, respectively.
“Other income” was $324 million for second quarter 2008, compared to $119 million for second quarter 2007.  The $205 million increase principally resulted from higher unrealized gains associated with Statement of Financial Accounting Standard (SFAS) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.  These unrealized gains represent the most significant difference between the Company’s net income and net income, excluding special items.  The cost of the hedging program (which includes the premium costs of derivative contracts) of $14 million in second quarter 2008 and second quarter 2007 is also included in "other (gains) losses.”  The $20 million year-over-year increase in net interest expense for second quarter 2008 resulted from lower interest rates on cash, cash equivalents, and investments and lower Boeing aircraft progress payments, which generated less capitalized interest.
Net cash provided by operations for the six months ended June 30, 2008 was $3.3 billion, which included a $2.4 billion increase in fuel derivative collateral deposits related to future periods, and capital expenditures were $587 million.  During second quarter 2008, the Company borrowed $600 million under a new term loan secured by 21 aircraft.  The Company ended second quarter 2008 with $5.8 billion in cash and short-term investments, which included $4.4 billion in fuel derivative collateral deposits (with a corresponding liability recorded in Accrued Liabilities).  At present, the value of the Company’s fuel derivative contracts for third quarter 2008 through 2012 is approximately $4.3 billion with corresponding fuel derivative collateral deposits of $3.7 billion.  In addition, the Company had a fully available unsecured revolving credit line of $600 million.
Total operating revenues for the six months ended June 30, 2008 increased 12.9 percent to $5.4 billion, while total operating expenses increased 16.9 percent to $5.1 billion, resulting in operating income in first half 2008 of $293 million versus $412 million in first half 2007.  Excluding special items, operating income was $341 million and $398 million, respectively, for the six months ended June 30, 2008 and 2007.  Net income for the six months ended June 30, 2008 was $355 million, or $.48 per diluted share, compared to $371 million, or $.47 per diluted share, for the same period last year.  Excluding special items, net income for the six months ended June 30, 2008 was $164 million, or $.22 per diluted share, compared to $228 million, or $.29 per diluted share, for the same period last year.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company's expectations regarding future results of operations; (ii) its strategies, initiatives, and revenue opportunities; and (iii) its growth plans.  These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) the price and availability of aircraft fuel and the Company’s ability to overcome increased fuel costs through fare increases or other revenue initiatives; (ii) the Company's ability to timely and effectively prioritize its revenue and cost reduction initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support these initiatives; (iii) the impact of governmental regulations and inquiries on the Company’s operating costs, as well as its operations generally; (iv) competitor capacity and load factors; and (v) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
			Percent			Percent
	2008	2007	Change	2008	2007	Change

OPERATING REVENUES:
Passenger	$2,747	$2,475	11.0	$5,161	$4,587	12.5
Freight	37	33	12.1	71	63	12.7
Other	85	75	13.3	167	131	27.5
Total operating revenues	2,869	2,583	11.1	5,399	4,781	12.9

OPERATING EXPENSES:
Salaries, wages, and benefits	839	814	3.1	1,639	1,581	3.7
Fuel and oil	894	607	47.3	1,647	1,171	40.6
Maintenance materials and repairs	191	154	24.0	333	291	14.4
Aircraft rentals	38	40	(5.0)	76	79	(3.8)
Landing fees and other rentals	159	140	13.6	330	276	19.6
Depreciation and amortization	148	137	8.0	293	272	7.7
Other operating expenses	395	363	8.8	788	699	12.7
Total operating expenses	2,664	2,255	18.1	5,106	4,369	16.9

OPERATING INCOME	205	328	(37.5)	293	412	(28.9)

OTHER EXPENSES (INCOME):
Interest expense	32	29	10.3	60	58	3.4
Capitalized interest	(6)	(14)	(57.1)	(14)	(27)	(48.1)
Interest income	(5)	(14)	(64.3)	(12)	(27)	(55.6)
Other (gains) losses, net	(345)	(120)	n.a.	(307)	(188)	n.a.
Total other expenses (income)	(324)	(119)	n.a.	(273)	(184)	n.a.

INCOME BEFORE INCOME TAXES	529	447	18.3	566	596	(5.0)
PROVISION FOR INCOME TAXES	208	169	23.1	211	225	(6.2)

NET INCOME	$321	$278	15.5	$355	$371	(4.3)

NET INCOME PER SHARE:
Basic	$ .44	$ .36		$ .48	$ .48
Diluted	$ .44	$ .36		$ .48	$ .47

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	732	769		733	778
Diluted	737	780		736	790

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

Note regarding use of non-GAAP financial measures
The financial results provided in this news release "excluding special items" are non-GAAP results that are provided as supplemental information. These results should not be relied upon as alternative measures to Generally Accepted Accounting Principles (GAAP) and primarily reflect items calculated on an "economic"
basis, which excludes certain items that are recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.
Items calculated on an "economic" basis consist of gains or losses for derivative instruments that settled in the current accounting period, but were either recognized in a prior period or will be recognized in a future period in GAAP results. The items excluded from economic results primarily include ineffectiveness, as defined, for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, as defined in SFAS 133. The special items referred to in this news release also reflect adjustments for other special items that management believes it should take into consideration to more accurately measure and monitor the Company's comparative performance on a consistent basis; therefore, management wants to provide the transparency to Investors regarding its views as to a more accurate reflection of the Company’s on-going operations.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. In part, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide Investors with the Company's true economic cost of fuel for the periods presented, which reflects the cash settlements from derivative contracts for the applicable period.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2008	2007	Change	2008	2007	Change

Fuel and oil expense - unhedged	$1,368	$780		$2,413	$1,422
Less: Fuel hedge gains included in fuel and oil expense	(474)	(173)		(766)	(251)
Fuel and oil expense - GAAP	$894	$607	47.3	$1,647	$1,171	40.6
Add/(Deduct): Net impact from fuel contracts (1)	(37)	-		(48)	14
Fuel and oil expense - economic	$857	$607	41.2	$1,599	$1,185	34.9

Operating income, as reported	$205	$328		$293	$412
Add/(Deduct): Net impact from fuel contracts (1)	37	-		48	(14)
Operating income, non-GAAP	$242	$328	(26.2)	$341	$398	(14.3)

Other (gains) losses, net, as reported	$(345)	$(120)		$(307)	$(188)
Add/(Deduct): Net impact from fuel contracts (1)	361	134		337	217
Other (gains) losses, net, non-GAAP	$16	$14	14.3	$30	$29	3.4

Net income, as reported	$321	$278		$355	$371
Add/(Deduct): Net impact from fuel contracts (1)	(324)	(134)		(289)	(231)
Income tax impact of fuel contracts	124	51		110	88
	$121	$195		$176	$228
(Deduct): Change in Illinois state income tax law, net	-	-		(12)	-
Net income, non-GAAP	$121	$195	(37.9)	$164	$228	(28.1)

Net income per share, diluted, as reported	$.44	$.36		$.48	$.47
Add/(Deduct): Net impact from fuel contracts	(.28)	(.11)		(.24)	(.18)
	$.16	$.25		$.24	$.29
Add: Impact of special items, net	-	-		(.02)	-
Net income per share, diluted, non-GAAP	$.16	$.25	(36.0)	$.22	$.29	(24.1)

(1) See Reconciliation of Impact from Fuel Contracts

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS (SEE PREVIOUS NOTE)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Fuel & Oil Expense
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$(6)	$(9)	$17	$(26)
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	(31)	9	(65)	40
Impact from fuel contracts to Fuel & Oil Expense	$(37)	$-	$(48)	$14

Operating Income
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$6	$9	$(17)	$26
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	31	(9)	65	(40)
Impact from fuel contracts to Operating Income	$37	$-	$48	$(14)

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$369	$129	$373	$200
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(14)	(4)	(19)	(9)
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	6	9	(17)	26
Impact from fuel contracts to Other (gains) losses	$361	$134	$337	$217

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(369)	$(129)	$(373)	$(200)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	14	4	19	9
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	31	(9)	65	(40)
Impact from fuel contracts to Net Income *	$(324)	$(134)	$(289)	$(231)

* Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2008	2007	Change		2008	2007	Change

Revenue passengers carried	23,993,342	23,442,019	2.4%		45,498,163	43,402,952	4.8%
Enplaned passengers	27,550,957	26,889,424	2.5%		52,259,572	49,792,497	5.0%
Revenue passenger miles (RPMs) (000s)	19,811,541	19,018,769	4.2%		37,403,700	35,127,840	6.5%
Available seat miles (ASMs) (000s)	26,335,085	24,982,676	5.4%		51,528,522	48,661,051	5.9%
Load factor	75.2%	76.1%	(.9)	pts.	72.6%	72.2%	.4	pts.
Average length of passenger haul (miles)	826	811	1.8%		822	809	1.6%
Average aircraft stage length (miles)	636	630	1.0%		632	628	0.6%
Trips flown	303,432	290,647	4.4%		598,222	567,547	5.4%
Average passenger fare	$114.48	$105.60	8.4%		$113.42	$105.68	7.3%
Passenger revenue yield per RPM (cents)	13.86	13.02	6.5%		13.80	13.06	5.7%
Operating revenue yield per ASM (cents)	10.89	10.34	5.3%		10.48	9.82	6.7%
CASM, GAAP (cents)	10.12	9.03	12.1%		9.91	8.98	10.4%
CASM, GAAP excluding fuel (cents)	6.72	6.60	1.8%		6.71	6.57	2.1%
CASM, excluding special items (cents)	9.98	9.03	10.5%		9.82	9.01	9.0%
CASM, excluding fuel and special items (cents)	6.72	6.60	1.8%		6.71	6.57	2.1%
Fuel costs per gallon, excluding fuel tax (unhedged)	$3.51	$2.08	68.8%		$3.16	$1.95	62.1%
Fuel costs per gallon, excluding fuel tax (GAAP)	$2.29	$1.61	42.2%		$2.15	$1.61	33.5%
Fuel costs per gallon, excluding fuel tax (economic)	$2.19	$1.62	35.2%		$2.09	$1.63	28.2%
Fuel consumed, in gallons (millions)	388	374	3.7%		761	726	4.8%
Fulltime equivalent Employees at period-end	34,027	33,261	2.3%		34,027	33,261	2.3%
Size of fleet at period-end	535	500	7.0%		535	500	7.0%

CASM (unit costs) - Operating expenses per ASM

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$4,653	$2,213
Short-term investments	1,185	566
Accounts and other receivables	447	279
Inventories of parts and supplies, at cost	301	259
Fuel derivative contracts	2,278	1,069
Prepaid expenses and other current assets	65	57
Total current assets	8,929	4,443

Property and equipment, at cost:
Flight equipment	13,714	13,019
Ground property and equipment	1,591	1,515
Deposits on flight equipment purchase contracts	416	626
	15,721	15,160
Less allowance for depreciation and amortization	4,551	4,286
	11,170	10,874
Other assets	3,163	1,455
	$23,262	$16,772

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$903	$759
Accrued liabilities	6,097	3,107
Air traffic liability	1,303	931
Current maturities of long-term debt	71	41
Total current liabilities	8,374	4,838

Long-term debt less current maturities	2,590	2,050
Deferred income taxes	3,193	2,535
Deferred gains from sale and leaseback of aircraft	100	106
Other deferred liabilities	275	302
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,216	1,207
Retained earnings	5,123	4,788
Accumulated other comprehensive income	2,699	1,241
Treasury stock, at cost	(1,116)	(1,103)
Total stockholders' equity	8,730	6,941
	$23,262	$16,772

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$321	$278	$355	$371
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	148	137	293	272
Deferred income taxes	135	125	129	167
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(4)	(6)	(7)
Share-based compensation expense	5	13	9	26
Excess tax benefits from share-based
compensation arrangements	3	1	3	(29)
Changes in certain assets and liabilities:
Accounts and other receivables	(97)	(43)	(167)	(80)
Other current assets	(234)	(92)	(208)	(148)
Accounts payable and accrued liabilities	2,151	447	2,768	830
Air traffic liability	105	112	372	322
Other, net	(198)	6	(248)	(127)
Net cash provided by operating activities	2,336	980	3,300	1,597

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(223)	(338)	(587)	(663)
Purchases of short-term investments	(2,226)	(1,158)	(3,447)	(2,072)
Proceeds from sales of short-term investments	1,185	963	2,645	1,931
Net cash used in investing activities	(1,264)	(533)	(1,389)	(804)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Long-term debt	600	-	600	-
Proceeds from Employee stock plans	17	14	27	92
Payments of long-term debt and capital lease obligations	(6)	(6)	(25)	(15)
Payments of cash dividends	(3)	(3)	(10)	(11)
Repurchase of common stock	-	(464)	(54)	(674)
Excess tax benefits from share-based
compensation arrangements	(3)	(1)	(3)	29
Other, net	(6)	-	(6)	1
Net cash provided by (used in) financing activities	599	(460)	529	(578)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,671	(13)	2,440	215
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,982	1,618	2,213	1,390

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,653	$1,605	$4,653	$1,605

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SOUTHWEST AIRLINES CO.
BOEING 737-700 DELIVERY SCHEDULE
AS OF JULY 24, 2008

			Purchase
	Firm	Options	Rights	Total

2008	29			29	*
2009	14			14
2010	16	6		22
2011	13	19		32
2012	13	27		40
2013	19	1		20
2014	10	8		18
2015	11	6		17
Through 2018			54	54
Total	125	67	54	246

* Currently plan to reduce fleet by 14 aircraft, bringing 2008 net additions to 15.

***